LOAN AGREEMENT


THIS LOAN AGREEMENT ("Agreement") is made and entered into as of August 14, 2002 by and between BEI TECHNOLOGIES, INC, a Delaware corporation ("BEI"), BEI SENSORS & SYSTEMS COMPANY, INC., a Delaware corporation ("BEISEN") (BEI and BEISEN each a "Borrower" and, collectively the "Borrowers"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").


                              SECTION 1. THE CREDIT

1.1      CREDIT FACILITIES

1.1.1 The Revolving Loan. Bank will loan to Borrowers an amount not to exceed Twenty Five Million and No/100 Dollars ($25,000,000.00) outstanding in the aggregate at any one time (the "Revolving Loan"). The proceeds of the Revolving Loan shall be used for Borrowers' general working capital and other general corporate purposes. Borrowers may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before August 15, 2004, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank's standard form of commercial promissory note (the "Revolving Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct absent manifest error. Omission of Bank to make any such entries shall not discharge any Borrower of its obligation to repay in full with interest all amounts borrowed.

          1.1.1 (a) The Commercial L/C Sublimit. As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrowers, one or more irrevocable commercial letters of credit (individually, a "Commercial L/C") with transport documents presented in a full set to Bank (and, in case of airway bills, consigned to Bank) or at Bank's option, with transport documents presented in less than a full set to Bank and/or consigned to Borrowers or to any party other than Bank and calling for drafts at sight or usance up to one hundred eighty (180) days covering the importation or purchase of inventory. The aggregate amount available to be drawn under all outstanding Commercial L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs shall not exceed Five Million and No/100 Dollars ($5,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All Commercial L/Cs shall be drawn on terms and conditions acceptable to Bank in its reasonable determination and shall be governed by the terms of (and Borrowers agree to execute) Bank's standard form of commercial letter of credit application and reimbursement agreement. No Commercial L/C shall expire more than one hundred eighty (180) days from the date of its issuance, and in no event later than August 15, 2004.


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          1.1.1 (b) The Standby L/C Sublimit.  As a sublimit under the Revolving
          Loan, Bank shall issue, for the account of Borrowers, one or more irrevocable standby letters of credit (individually, a "Standby L/C" ). The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Five Million and No/100 Dollars ($5,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank in its reasonable determination and shall be governed by the terms of (and Borrowers agree to execute) Bank's standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire later than August 15, 2004.

          Notwithstanding the foregoing, the combined amount outstanding under the Commercial L/C Sublimit and the Standby L/C Sublimit shall not exceed Five Million and No/100 Dollars ($5,000,000.00), at any time.

1.2 Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below for all Loan Documents, unless otherwise defined therein:

          (a) "Event of Default" is defined in Section 6.

          (b) "GAAP" means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

          (c) "L/C" means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

          (d) "Lien"  means any  voluntary  or  involuntary  security  interest,
          mortgage,   pledge,  claim,  charge,   encumbrance,   title  retention
          agreement, or third party interest, covering all or any part of the property of any Borrower.

          (e) "Loan" means all the credit facilities described above.

          (f) "Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrowers by Bank.

          (g) "Note" means all the promissory notes described above.

          (h) "Note Purchase Agreement" means that Note Purchase Agreement dated November 16, 1998, by and between Borrowers, Allstate Life Insurance Company, and Connecticut General Life Insurance Company.

          (i) "Subsidiary(ies)" is defined in Section 3.2.

1.3 Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount


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

prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.4 Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.5 Upfront Commitment Fee. On or before the date of execution of this Agreement, Borrowers shall pay to Bank a nonrefundable commitment fee of Thirty Five Thousand and No/100 Dollars ($35,000.00).

1.6 Commitment Fee. Beginning September 15, 2003, and on the last calendar day of each three-month period thereafter, Borrowers shall pay to Bank a fee of 0.1875% per year on the unused portion of the Revolving Loan for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

1.7 Legal Fee. Borrowers shall have reimbursed Bank for Bank's costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (including the fees of Bank's in-house legal counsel and staff) incurred in connection with the negotiation and drafting of this Agreement provided that the upfront commitment fee provided for in Section 1.5 will be applied against payment of such costs and expenses.

1.8 Balances. Each Borrower shall maintain its major depository accounts with Bank until all obligations of Borrowers to Bank under the Loan Documents have been paid in full.

1.9 Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization to Disburse executed by Borrowers.

                         SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

2.1 Compliance. Borrowers shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2 Authorization to Obtain Credit. Borrowers shall have provided Bank with an executed copy of Bank's form Authorization to Obtain Credit with certified copies of resolutions duly adopted by each Borrower's board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrowers' behalf in connection with this Agreement to do the things required of Borrowers pursuant to this Agreement.

2.3 Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

2.4 Schedule of Subsidiaries. Each Borrower shall have provided Bank the schedule referred to in Section 3.2 ("Schedule 3.2").


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                    SECTION 3. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

3.1 Business Activity. Borrower's principal business is the manufacture of electronic sensors, motors and actuators.

3.2 Affiliates and Subsidiaries. Borrower's Subsidiaries and Affiliates (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required (except where the failure to be so qualified would not have a materially adverse effect on the operations or financial condition of Borrower and its Subsidiaries), and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4 Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6 Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations noncompliance with which would materially adversely affect the operations or financial condition of Borrower and its Subsidiaries.

3.7 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens that are permitted under Section 5.1 hereof.

3.8 Financial Statements. Borrower's financial statements, including both a balance sheet at September 28, 2001, together with supporting schedules, and an income statement for the nine (9) months ended June 29, 2002, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower's financial condition for the period covered thereby. Since June 29, 2002, there has been no material adverse change in Borrower and its Subsidiaries' financial condition or operations.

3.9 Litigation. There is no litigation or proceeding pending (that has not already been disclosed to Bank) or, to Borrower's knowledge, threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of


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


Borrower and its Subsidiaries in a materially adverse manner or result in liability in excess of Borrower's insurance coverage not previously disclosed to Bank.

3.10 ERISA. Borrower's defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.
Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12 No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13 Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct in all material respects as of each such date.

                        SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, each Borrower agrees that:

4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all material rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, during regular business hours at reasonable times and after reasonable prior notice, visit and inspect any of Borrower's properties.

4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations on a consolidated basis in accordance with GAAP and will permit Bank, at Borrower's expense, to have access thereto, to make examination and photocopies thereof, and


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to make audits of Borrower's  accounts and records and Bank's  collateral during regular business hours and after reasonable prior notice.

4.5 Information Furnished. Each Borrower will furnish to Bank:

          (a) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP.

          (b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP.

          (c) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower's and its Subsidiaries' financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower's and its Subsidiaries' financial condition or operations.

          (d) Within forty-five (45) days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower's duly authorized officer, in form acceptable to Bank.

          (e) Prior written notice to Bank of any change in Borrower's, chairman, chief executive officer, president or chief financial officer or, Borrower's name or state of organization, and the material relocation of Borrower's assets.

          (f) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

          (g) Such other financial statements and information as Bank may reasonably request from time to time, including without limitation update(s) to Schedule 3.2.

4.6 Current Ratio. Borrower will at all times maintain a ratio of current assets to current liabilities of not less than 1.50:1.0.

4.7 Tangible Net Worth. Borrowers will not permit or suffer at any time Tangible Net Worth to be less than (i) the sum of (A) the Tangible Net Worth as of the end of the fiscal year of the Company ended October 3, 1998, plus (B) an aggregate amount equal to 50% of Consolidated Net Income (but only if a positive number) for the period beginning October 4, 1998 and ending at the end of the most recently completed fiscal quarter of the Company, less (ii) Three Million and No/100 Dollars ($3,000,000.00). "Tangible Net Worth" means at any time, stockholders' equity as set forth on the consolidated balance sheet of Borrowers and their Subsidiaries


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determined in accordance  with GAAP,  minus (a) the net book value of all assets of Borrowers and their Subsidiaries (after deducting any reserves applicable thereto) which would be shown as goodwill, patents or trade names and (b) the net book value of investments in unrestricted Subsidiaries. "Consolidated Net Income" means, with reference to any period, the net income (or loss) of Borrower and its restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between Borrower and its restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its restricted Subsidiaries in accordance with GAAP.

4.8 Fixed Charge Coverage Ratio. Borrowers will not permit or suffer at any time the ratio of earnings available for Fixed Charges to Fixed Charges for the period comprised of the immediately preceding four fiscal quarters of the Company to be less than 1.25 to 1.00 from the date of this Agreement through March 29, 2003; not less than 1.35:1.00 from March 30, 2003 through June 28, 2003; and not less than 1.50:1.00 from June 29, 2003 and thereafter, provided however, notwithstanding anything to the contrary in the foregoing, one time charges of up to $15,600,00.00 for excess capacity and uncollectables with respect to OpticNet, Inc., a related party, and a product line move shall be excluded from the calculation of Consolidated Net Income for the purposes of calculating the ratio of earnings available for Fixed Charges to Fixed Charges for each of the fiscal quarters ending March 30, 2002, June 29, 2002, September 28, 2002, and December 28, 2002 and one time charges of up to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) for litigation and settlement expenses related to a property in Camden, Arkansas, shall be excluded from the calculation of Consolidated Net Income for the purposes of calculating the ratio of earnings available for Fixed Charges to Fixed Charges for each of the fiscal quarters ending September 28, 2002, December 28, 2002 , March 29, 2003 and June 28, 2003. "Earnings Available for Fixed Charges" means consolidated net earnings (as defined in the Note Purchase Agreement) plus taxes, interest and lease payments. "Fixed Charges" means interest charges and lease payments.

4.9 Maximum Total Debt/EBITDA Ratio. Borrowers will not at any time permit the ratio of, (A) Total Debt to (B) Consolidated EBITDA for the immediately preceding four fiscal quarters of Borrowers, to exceed 3.00 to 1.00, provided however, that notwithstanding anything to the contrary in the foregoing, one time charges of up to $15,600,000.00 for excess capacity and uncollectables with respect to OpticNet, Inc., a related party, and a product line move shall be excluded from the calculation of Consolidated Net Income for the purpose of calculating the ratio of Total Debt to Consolidated EBITDA for each of the fiscal quarters ending March 30, 2002, June 29, 2002, September 28, 2002, and December 28, 2002 and one time charges of up to Seven Hundred Fifty Thousand ($750,000.00) for litigation and settlement expenses related to a property in Camden, Arkansas, shall be excluded from the calculation of Consolidated Net Income for the purposes of calculating the ratio of (A) Total Debt to (B) Consolidated EBITDA for each of the four fiscal quarters ending September 28, 2002, December 28, 2002 , March 29, 2003 and June 28, 2003. "Total Debt" means, as of any date of determination, the total of all indebtedness of Borrower and its restricted Subsidiaries determined on a consolidated basis in accordance with GAAP. "Consolidated EBITDA" means, with reference to any period, the sum of consolidated net earnings (as defined in the Note Purchase Agreement) for such period plus all amounts deducted in the computation thereof on account of (a) taxes imposed on or measured by income or excess profits, (b) interest expense,
(c) depreciation, and (d) amortization.

4.10 Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against fire and such other risks


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for  damages to persons  and  property  as are  customarily  insured  against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance.

4.11 Additional Requirements. Upon Bank's demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

4.12 Litigation and Attorneys' Fees. Upon Bank's demand, Borrower will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all reasonable costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

4.13 Bank Expenses. Upon Bank's request, Borrower will promptly pay or reimburse Bank for all reasonable costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

                          SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, each Borrower agrees that:

5.1 Liens. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes, assessments and other government charges not delinquent and taxes, assessments and other government charges and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower's personal property, (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens incurred in the ordinary course of business, (f) attachment or judgment Liens, unless the judgment it secures shall not, within forty-five (45) days after entry thereof, have been discharged within forty-five (45) days after the expiration of any such stay, (g) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security or retirement benefits, or to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, (h) Liens existing on property of a person immediately prior to its being consolidated with or merged into a Borrower or subsidiary, or any Lien existing on any property acquired by a Borrower or subsidiary at the time such property is acquired, and (i) future purchase money security interests encumbering only the personal property purchased.


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5.2  Borrowings.  Borrower  will not sell,  discount or  otherwise  transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution's normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except (a) pursuant to agreements with Bank, (b) operating leases executed in the normal course of business, provided that the cumulative amount of such leases does not exceed an aggregate amount of Four Million and No/100 Dollars ($4,000,000.00) each fiscal year.

5.3 Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another. Notwithstanding the foregoing, Borrowers may enter into any of the foregoing transactions if (a) the successor formed by such consolidation or the survivor of such merger or the person that acquires such assets, as the case may be (the "Surviving Corporation"), shall be solvent and organized under the laws of the United States or any state thereof (including the District of Columbia), shall be acceptable to Borrowers and Bank and, if any Borrower is not the Surviving Corporation, (i) prior written approval shall be obtained from Bank, (ii) the Surviving Corporation shall have assumed in writing the due and punctual performance of each provision of this Agreement and the other documents and
(iii) shall have delivered a legal opinion as to the enforceability of such assumption; and (b) immediately after giving effect to such transaction, no Event of Default, or event or circumstance that with the giving of notice or passage of time would result in an Event of Default, shall have occurred and be continuing, and the Surviving Corporation shall be able to incur at least One and No/100 Dollars ($1.00) of indebtedness under Section 4.9.

5.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business, make any loans or advances, become a guarantor or surety, or pledge its credit except for the following: (a) loans or advances to, or guaranties in favor of, Subsidiaries of Borrowers, (b) loans, advances and guaranties existing on the date of this Agreement and disclosed to Bank, and (c) loans, advances and guaranties not otherwise permitted by this Section 5.4 provided that the aggregate amount at any time does not exceed an amount equal to five percent (5%) of Tangible Net Worth as of the then most recently ended fiscal quarter of Borrower.

5.5 Investments. Borrower will not purchase the debt or equity of another except for the following: (a) savings accounts and certificates of deposit, direct or guaranteed U.S. Government obligations, repurchase agreements, and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase, (b) purchases of the debt and or equity of another not exceeding the aggregate amount of Five Million and No/100 Dollars ($5,000,000.00) per fiscal year and (c) purchases of the debt and or equity of another exceeding the aggregate amount of Five Million and No/100 Dollars ($5,000,000.00) per fiscal year previously approved in writing by Bank. This approval shall not be unreasonably withheld.

5.6 Redemption of Stock. Borrowers will not declare or pay any dividend (except dividends in its capital stock) or redeem or retire any share of its capital stock (except when in exchange for capital stock), or incur any liability to do any of the foregoing, unless after giving effect to such action, on a cumulative basis, (i) the aggregate amount of such dividends and redemptions declared or made at any time after March 30, 2002 is less than the sum of (A) an aggregate amount equal to fifty percent (50%) of the Consolidated Net Income for the period beginning March 31, 2002 and ending at the end of the most recently completed fiscal quarter, plus (B) Five Million and No/100 Dollars ($5,000,000.00) plus (C) the aggregate amount of net proceeds of capital stock for such period, and (ii) no Event of Default, or event or circumstance that with the giving of notice or passage of time would result in an Event of Default, would exist.

5.7 Affiliate Transactions. Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank's prior written consent if any Event of Default shall occur and be continuing.

                          SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrowers shall default in the due and punctual payment of the principal of the Note when due or the interest on the Note or on any amounts owing under any of the Loan Documents within five (5) business days after the date when due.

6.2 Any default shall occur under the Note.

6.3 Any event of default under the Note Purchase Agreement shall occur and be continuing.

6.4 Borrowers shall default in the due performance or observance of any covenant or condition of the Loan Documents.

6.5 Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement.

                          SECTION 7. GENERAL PROVISIONS

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrowers or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 Suretyship Releases and Waivers. In further consideration of Bank permitting inter-Borrower advances, borrowing and lending and other credit extensions between and among Borrowers, each and every Borrower expressly waives and forgoes any and all rights and/or claims it has or may have against any other Borrower for contribution, reimbursement, subrogation, indemnity and/or the like, and any and all defenses it has or may have by reason of any such rights or claims, arising out of any payment or other performance or any breach, default or other non-performance by any Borrower of any obligation, duty or liability under this Agreement, any Note or other Loan Document.

In the event any Borrower is at any time deemed to be a surety, guarantor or accommodation party in connection with the obligations ("Indebtedness") of any other Borrower hereunder (in such capacity, a "Guarantor"), then:

To the maximum extent permitted by law, Guarantor waives (a) all rights to require Bank to proceed against Borrower, or any other guarantor, or proceed against, enforce or exhaust any security for the Obligations or to marshal assets or to pursue any other remedy in Bank's power whatsoever; (b) all defenses arising by reason of any disability or other defense of Borrower, the cessation for any reason of the liability of Borrower, any defense that any other indemnity, guaranty or security was to be obtained, any claim that Bank has made Guarantor's obligations more burdensome or more burdensome than Borrower's obligations, and the use of any proceeds of the Obligations other than as intended or understood by Bank or Guarantor; (c) all presentments, demands for performance, notices of nonperformance, protests, notices of dishonor, notices of acceptance of this Guaranty and of the existence or creation of new or additional Obligations, and all other notices or demands to which Guarantor might otherwise be entitled; (d) all conditions precedent to the effectiveness of this Guaranty; (e) all rights to file a claim in connection with the Obligations in an Insolvency Proceeding filed by or against Borrower;
(f) all rights to require Bank to enforce any of its remedies; and (g) until the Obligations are satisfied or fully paid with such payment not subject to return:
(i) all rights of subrogation,  contribution,  indemnification or reimbursement,
(ii) all rights of recourse to any assets or property of Borrower, or to any collateral or credit support for the Obligations, (iii) all rights to participate in or benefit from any security or credit support Bank may have or acquire, and (iv) all rights, remedies and defenses Guarantor may have or acquire against Borrower.

7.4 Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of any Borrower, but any attempted assignment by any Borrower without Bank's prior written consent shall be null and void.

7.5 Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.6 Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.7 Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.9 Counterparts. Borrowers and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.10 Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11 Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrowers regarding the Loan, and all prior oral or written communications between Borrowers and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.


UNION BANK OF CALIFORNIA, N.A.                       BEI TECHNOLOGIES, INC.



  /s/ Ryan Bradley                        By: /s/ Charles Crocker
-------------------------                    ----------------------------
        Ryan Bradley                                Charles Crocker
        Vice President                              Chairman of the Board/
                                                    CEO


Address for Notices:                      By: /s/ Robert R. Corr
                                             ----------------------------
350 California Street, 10th Floor                   Robert R. Corr
San Francisco, California  94104                    Secretary/Treasurer

                                                   BEI SENSORS & SYSTEMS
                                                   COMPANY, INC.


                                          By: /s/ Charles Crocker
                                             ----------------------------
                                                    Charles Crocker
                                                    Chairman of the Board


                                          By: /s/ Robert R. Corr
                                             ----------------------------
                                                    Robert R. Corr
                                                    Secretary/Treasurer


                                        Address for Notices for Borrowers:
                                        One Post Street, Suite 2500
                                        San Francisco, California 94104


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